Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Precipio, Inc. on Form S-3 Amendment #1 File No. 333-237445 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 27, 2020, with respect to our audits of the consolidated financial statements of Precipio, Inc. as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 appearing in the Annual Report on Form 10-K of Precipio, Inc. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Our report on the consolidated financial statements refers to a change in the method of accounting for ASC 842 Leases effective January 1, 2019.

/s/ Marcum llp

Hartford, CT

April 9, 2020